Exhibit 10.2

February 19, 2013

Mr. Harold A. Hurwitz

21 Lexington

Irvine, California 92620

Dear Hal:

On behalf of the Board of Directors of Pro-Dex, Inc. (the “Company”), I am pleased to inform you of your appointment to the positions of Chief Executive Officer and President under the terms and conditions described in this letter. You will be assuming these positions in addition to your continuing positions the Company’s Chief Financial Officer, Secretary and Treasurer.

Date of Appointment

Your additional responsibilities as described above will begin on February 25, 2013.

Compensation

Your base rate of pay will be increased, effective as of the Date of Appointment, to $8,653.85, payable bi-weekly, for an annual base compensation of $225,000.

Other

All other terms of your current employment with the Company (including, without limitation, your employment letter dated August 23, 2010 (except for the base compensation stated therein) and Change of Control Agreement dated July 19, 2011) remain unchanged.

* * * * * * * * * * * * * * *

If the terms of this letter are agreeable to you, please sign in the space provided below indicating your understanding of and agreement to the provisions of this offer of employment and return it to me no later than February 22, 2013.

Sincerely,

/s/ Nicholas J. Swenson

Nicholas J. Swenson

Chairman

I have read the above terms of this offer of employment and I accept and agree to them.

/s/ Harold A Hurwitz	February 20, 2013
Harold A. Hurwitz	Date